                                                              Exhibit 11






                    MCDONNELL DOUGLAS CORPORATION
                  COMPUTATION OF EARNINGS PER SHARE
                        (Dollars in Millions)

Years Ended December 31               1995          1994          1993
                                     ------        ------        ------
PRIMARY
  Weighted average shares
      outstanding                 113,529,238   118,301,352   117,770,733
                                  ===========   ===========   ===========


  Net earnings (loss):

  Earnings (loss) from continuing
      operations                        ($416)         $598          $359
  Discontinued operations, net of
      income taxes                                                     37
                                  -----------   -----------   -----------
                                        ($416)         $598          $396
                                  ===========   ===========   ===========


  Earnings (loss) per share:

      Continuing operations            ($3.66)        $5.05         $3.06
      Discontinued operations,
         net of income taxes                                          .31
                                  -----------   -----------   -----------
                                       ($3.66)        $5.05         $3.37
                                  ===========   ===========   ===========




Earnings per share computations are based upon the weighted average common shares outstanding during the year. Common stock equivalents (options) are not material. The computation of fully diluted earnings (loss) per share is the same as the primary computation.